Exhibit 10.1
AMENDMENT TO THE
2010 EXECUTIVE OFFICER INCENTIVE COMPENSATION PLAN
     This Amendment to the 2010 Executive Officer Incentive Compensation Plan (this “Amendment) is entered into as of June 15, 2010 (the “Effective Date”), for the purpose of amending the 2010 Executive Officer Incentive Compensation Plan (the “Executive Plan”) of Somanetics Corporation, a Michigan corporation (the “Company”).
     WHEREAS, the Board of Directors of the Company (the “Board”) previously approved a transaction whereby a newly-formed, wholly-owned, Delaware subsidiary (“Sub”) of Covidien (“Parent”), would conduct a cash tender offer to purchase all of the Company’s outstanding common shares, par value $0.01 per share, (the “Shares”) for $25.00 a share (the “Offer”) followed by a back end merger of Sub into the Company (the “Merger”); and
     WHEREAS, the Board also authorized the Company to enter into an Agreement and Plan of Merger among the Company, Sub and Parent (the “Merger Agreement”); and
     WHEREAS, the Company has previously adopted the Executive Plan for executive officers for the fiscal year ending November 30, 2010 (“Fiscal 2010”); and
     WHEREAS, the Executive Plan permits the amendment of the Executive Plan by the Compensation Committee of the Board (the “Committee”); and
     WHEREAS, the Compensation Committee has determined that it is in the best interest of the Company and its shareholders to amend the Executive Plan in certain respects.
     NOW, THEREFORE, in consideration of the foregoing recitals, and in consideration of the promises and covenants set forth herein, by resolution of the Committee, the Executive Plan is amended as of the Effective Date as follows:
     Notwithstanding anything in the Executive Plan to the contrary (including, without limitation, any provisions deferring payments until after the end of a quarter or end of the fiscal year or until the Company’s results of operations have been verified or approved or any provisions requiring a participant to be employed by the Company at the time bonuses are paid under the Executive Plan), and subject to the consummation of the Offer, each executive officer who is a participant in the Executive Plan and who is still employed by the Company immediately prior to the time at which the Sub first accepts any Shares for payment pursuant to the Offer shall be eligible for a bonus (including any “overachievement” payments) as the amounts and performance targets were originally set for Fiscal 2010, calculated based on (x) plus (y) minus (z) where (x) equals the actual performance results as of May 31, 2010 (including any “overachievement” payments) and (y) equals an amount determined by assuming achievement at target performance for the period from June 1, 2010 through November 30, 2010 and (z) equals the sum of all bonuses (including any “overachievement” payments) previously paid to such executive officer during Fiscal 2010. All such bonuses will be paid no later than the third business day following the Effective Time of the Merger (as defined in the Merger Agreement), less any required withholdings, whether or not such participant is employed on such date.

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     I hereby certify that this Amendment was adopted by the Compensation Committee of the Board of Directors of Somanetics Corporation on June 15, 2010.
     Executed on this 15th day of June, 2010.

/s/ Bruce Barrett
Bruce Barrett
President and Chief Executive Officer